UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 30, 2015

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55434	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As previously reported in our Current Report on Form 8-K filed on March 2, 2015, we, through GAHC3 Pennsylvania Senior Housing Portfolio, LLC, our wholly-owned subsidiary, entered into an asset purchase agreement, or Purchase Agreement, on February 25, 2015 with Abeking Associates, L.P., Westrum Hanover LP, One Boyertown Properties LP, or collectively, the Seller, all unaffiliated third parties, to purchase a senior housing portfolio, or Pennsylvania Senior Housing Portfolio, comprised of certain operations of the Seller, two assisted living facilities and one independent living facility located in Bethlehem, Pennsylvania, or the Hanover Facility, Boyertown, Pennsylvania, or the Chestnut Knoll Facility and York, Pennsylvania, or the Powder Mill Facility, for an aggregate purchase price of $87,500,000, plus closing costs.
On June 30, 2015, we entered into a third amendment to the Purchase Agreement, or the Third Amendment, with the Seller and Two Boyertown Properties, LP, an unaffiliated third party. The material terms of the Third Amendment provide: (i) that Two Boyertown Properties, LP is the owner of certain real property and improvements located adjacent to the Chestnut Knoll Facility, or the Two Boyertown Property, and joins the execution of the Third Amendment, as an additional seller, to memorialize its agreement to sell the Two Boyertown Property to us, in accordance with the terms of the Purchase Agreement; (ii) for a change in the purchase price allocations amongst the facilities comprising Pennsylvania Senior Housing Portfolio as a result of the addition of the Two Boyertown Property; and (iii) that except as specifically provided in the Third Amendment, the Purchase Agreement is unchanged and remains in full force and effect. The material terms of the Third Amendment are qualified in their entirety by the Third Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The material terms of the Purchase Agreement are qualified in their entirety by the agreement attached as Exhibit 10.1 to our Current Report on Form 8-K filed on March 2, 2015 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.
On June 30, 2015, we acquired Pennsylvania Senior Housing Portfolio from the Seller for $87,500,000, plus closing costs. We financed the purchase of Pennsylvania Senior Housing Portfolio through the assumption of a mortgage loan secured by the Hanover Facility held by the Seller, which had an outstanding balance of approximately $12,115,000, as of June 30, 2015, and the remaining balance using cash on hand from the net proceeds of our initial public offering.
Built in 2005, the Hanover Facility is a three-story, 114-bed independent living facility located in Bethlehem, Pennsylvania that consists of approximately 109,000 square feet and has a current occupancy rate of 96%. With construction completed in 2000, the Chestnut Knoll Facility is a three-story, assisted living and memory care facility located in Boyertown, Pennsylvania that consists of approximately 62,000 square feet and contains 86 units, 48 of which are designated for assisted living units and 38 of which are designated for memory care units. The Chestnut Knoll Facility is currently 95% occupied. Built in four stages, beginning in 1986 and completed in 2008, the Powder Mill Facility is a two-story facility located in York, Pennsylvania that offers assisted living, independent living and memory care services. The Powder Mill Facility consists of approximately 89,000 square feet and contains 145 units, 98 of which are designated for assisted living units, 24 of which are designated for independent living units and 23 of which are designated for dementia care units.
In connection with the acquisition of Pennsylvania Senior Housing Portfolio, we paid to Griffin-American Healthcare REIT III Advisor, LLC, our advisor, an acquisition fee in cash of approximately $1,969,000, or 2.25% of the contract purchase price. We operate Pennsylvania Senior Housing Portfolio utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a "RIDEA" structure.

Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements.
It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Form 8-K.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(d) Exhibits

Exhibit No.	Description

10.1
Third Amendment to Asset Purchase Agreement by and between GAHC3 Pennsylvania Senior Housing Portfolio, LLC, Abeking Associates, L.P., Westrum Hanover LP, One Boyertown Properties LP, and Two Boyertown Properties LP, dated June 30, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

July 6, 2015	By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1
Third Amendment to Asset Purchase Agreement by and between GAHC3 Pennsylvania Senior Housing Portfolio, LLC, Abeking Associates, L.P., Westrum Hanover LP, One Boyertown Properties LP, and Two Boyertown Properties LP, dated June 30, 2015